Consent of Independent Certified Public Accountants


The Board of Directors
NuCo2 Inc.

We consent to incorporation by reference in the registration statement (No. 333-06705) on Form S-8 of NuCo2 Inc. of our report dated October 6, 1995, relating to the balance sheet of NuCo2 Inc. as of June 30, 1995, and the related statements of operations, shareholders' equity, and cash flows for the year then ended, which report appears in the June 30, 1996 annual report on Form 10-KSB of NuCo2 Inc.


KPMG PEAT MARWICK LLP

West Palm Beach, Florida
September 25, 1996